Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Newell Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Debt Securities	457(o)

	Equity	Common Stock, par value $1.00 per share	457(o)

	Equity	Preferred Stock	457(o)

	Other	Rights	457(o)

	Other	Warrants	457(o)

	Other	Stock Purchase Contracts	457(o)

	Other	Stock Purchase Units	457(o)

	Unallocated (Universal) Shelf	—	457(o)			$2,750,000,000	$147.60 per $1,000,000	$405,900.00

	Total Offering Amounts					$2,750,000,000		$405,900.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$405,900.00

(1)

There are being registered hereunder an indeterminate number of each identified class of securities of Newell Brands Inc. (the “Registrant”), which securities may be offered and sold, on a primary basis, in such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price for all securities of $2,750,000,000.00 after the date hereof. The securities registered hereunder also include such indeterminate amount of securities that may be issued upon exercise, conversion, settlement or exchange of any securities being registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.

(2)

The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any Debt Securities or shares of preferred stock are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).